Exhibit 99.5
AGREEMENT TO AMEND WARRANTS
dated as of January 14, 2011
     WHEREAS, American International Group, Inc. (the “Company”), ALICO Holdings LLC, AIA Aurora LLC, the Federal Reserve Bank of New York, the United States Department of the Treasury (the “Investor”) and the AIG Credit Facility Trust (collectively, the “parties”) mutually agreed to effect a series of integrated transactions as described in the Master Transaction Agreement dated as of December 8, 2010 (the “Transaction Agreement”) among the parties and in the other Transaction Documents;
     WHEREAS, the Company issued warrants (the “Warrants”) to purchase shares of its common stock, $2.50 par value per share, to the Investor on November 25, 2008 and April 17, 2009; and
     WHEREAS, as part of the Recapitalization, the Company has requested that the Investor, as the sole holder of the Warrants, make certain changes to the Warrants, and the Investor has agreed to amend the Warrants to effect such changes as set forth below;
     NOW, THEREFORE, for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Transaction Agreement.
     Section 2. Amendment. Section 13 of each of the Warrants is hereby amended to add the following paragraph as clause (N), in case of the Warrant dated November 25, 2008, and clause (M), in case of the Warrant dated April 17, 2009:
     “No Adjustment as a Result of Recapitalization. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that no adjustment to the Exercise Price or to the number of Shares issuable upon exercise of this Warrant shall be deemed to occur as a result of the Recapitalization (as defined in the Master Transaction Agreement dated as of December 8, 2010 among the Company, ALICO Holdings LLC, AIA Aurora LLC, the Federal Reserve Bank of New York, the United States Department of the Treasury and the AIG Credit Facility Trust).”
     Section 3. Condition to Effectiveness. The amendment to the Warrants set forth in Section 2 shall become effective on the closing of the Recapitalization.

     Section 4. Governing Law. Section 12.07 of the Transaction Agreement is hereby incorporated by reference herein.
     Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITED STATES DEPARTMENT OF THE TREASURY
By:	/s/ Timothy G. Massad
	Name:	Timothy G. Massad
	Title:	Acting Assistant Secretary for Financial Stability

[Signature Page to Agreement to Amend Warrants]

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Brian T. Schreiber
	Name:	Brian T. Schreiber
	Title:	Executive Vice President, Treasury and Capital Markets

[Signature Page to Agreement to Amend Warrants]